Exhibit 23.1




                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1998 Non-Employee Directors' Stock Option Plan; the 1996 Employee Stock Incentive Plan; the 1992 Stock Option Plan for Executives and Key Employees; and the Maytag Deferred Compensation Plan of our report dated January 25, 2000, with respect to the consolidated financial statements and schedule of Maytag Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.



                              /s/ Ernst & Young LLP


Chicago, Illinois
May 1, 2000